Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Joy Arnold, NCRC, 202.530.5750

December 3, 2006

Board of Directors Approve

Land Disposition and Development Agreement

Governing the Revitalization of the Old Waterside Mall

Washington, DC ─ The Board of Directors for the RLA Revitalization Corporation (RLARC), a subsidiary of the National Capital Revitalization Corporation (NCRC), has approved the Land Disposition and Development Agreement (LDDA) with Waterfront Associates, LLC for the redevelopment of the former Waterside Mall. The redevelopment project, called Waterfront, will be a 2.5 million square foot mixed-use town center, located at 401 M St. in Southwest Washington, DC.  The LDDA with Waterfront Associates, a joint venture between Forest City Washington, Vornado/Charles E. Smith and Bresler & Reiner, dictates the terms of the redevelopment, which ensures site development and community benefits.

“Approval of the LDDA provides the framework for RLARC and Waterfront Associates to continue to move forward with the development of Waterfront,” said Anthony Freeman, President and CEO of NCRC. “This mixed-use town center will bring many community benefits and much needed retail, jobs, and housing to District residents.”

This multi-phased redevelopment project includes approximately 1.2 million square feet of residential, approximately 1.2 million square feet of office and 110,000 to 160,000 square feet of retail. Waterfront Associates will develop 2.1 million square feet of office, residential and retail space in the new Waterfront town center, while RLARC will develop the Northeast section of the site into a 400,000 square foot mixed-use building.  The project also intends to re-open 4th St., SW to help improve vehicle and pedestrian access.  Construction of the first phase of the project, which is approximately 1,000,000 square feet, will commence in 2007.

Waterfront Associates currently owns the existing buildings at 401 M St., SW, and controls the land through a long-term ground lease that expires in 2078.  The LDDA between RLARC and Waterfront Associates will extinguish the existing ground lease, and convey Waterfront Associates the fee simple ownership in a portion of the land.  In return, RLARC will retain fee simple ownership in a portion of the site that is sufficient in size to develop a 400,000 square foot mixed-use residential building.

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National Capital Revitalization Corporation

2050 M Street, N.W. ◆ Suite 600 ◆ Washington, DC  20036 ◆ Telephone (202) 530-5750 ◆ Fax (202) 530-5790 ◆ www.ncrcdc.com

“We are delighted about RLARC/NCRC’s approval of the Waterfront LDDA,” said Mitchell Schear, President, Vornado/Charles E. Smith.  “Together, working closely with NCRC, we will create a project that will deliver great benefits for the Southwest community and provide a strong economic stimulus for the city.”

The LDDA provides a number of community benefits, as well.  It increases the development’s retail minimums from 75,000 square feet to 110,000 square feet, and allows as much as 160,000 square feet of neighborhood serving retail to be built on the site.  The LDDA also provides additional assurances, which were specifically requested by the community, that a full service grocery store be a part of the redevelopment.   In addition, the LDDA also ensures that this project will provide 130 to 160 new affordable and workforce housing units, generate employment for District residents, create job training opportunities for residents of Southwest Washington, DC, reserve retail space for qualified local businesses and support active participation from District Local, Small and Disadvantaged Business Enterprises.

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The National Capital Revitalization Corporation (NCRC) is a publicly chartered corporation charged with spurring the revitalization of underserved and emerging neighborhoods in the District of Columbia. This is accomplished through large scale strategic business and real estate development partnerships that build communities, enhance job creation, provide neighborhood amenities, and generate capacity for small businesses.The RLA Revitalization Corporation (RLARC) is a subsidiary of NCRC charged with the management and development of a portfolio of more than 80 parcels of real property located in the District of Columbia.Together with its affiliate, NCRC has attracted $1 billion in private-sector investments to District neighborhoods with another $1 billion in the pipeline.

For more information on the National Capital Revitalization Corporation or RLA Revitalization Corporation, please visit our Web site at www.ncrcdc.com.

National Capital Revitalization Corporation

2050 M Street, N.W. ◆ Suite 600 ◆ Washington, DC  20036 ◆ Telephone (202) 530-5750 ◆ Fax (202) 530-5790 ◆ www.ncrcdc.com